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Exhibit 23-a
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-18309) pertaining to the Nordson Employees’ Savings Trust Plan of our report dated June 5, 2008, with respect to the financial statements of the Nordson Employees’ Savings Trust Plan included in this Annual Report (Form 11-K) for the years ended December 31, 2007 and 2006.
/s/ Meaden & Moore, Ltd
Cleveland, Ohio
June 11, 2008